UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2009 (June 24, 2009)
Toys “R” Us, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On June 24, 2009, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the “Amended Agreement”) by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.
The Amended Agreement extends the maturity date of a portion of Toys-Delaware’s existing asset-based revolving credit facility to May 21, 2012. The existing credit agreement (the “Existing Agreement”), which was set to expire on July 21, 2010, provided up to $2.0 billion of borrowing capacity, subject to a borrowing base. The Amended Agreement provides for a bifurcation of the existing facility into a $1.526 billion tranche maturing on May 21, 2012 and bearing an interest rate of LIBOR plus a margin of 3.75%, 4.00% or 4.25% depending on availability (the “Extended Tranche”), and a $516.5 million tranche maturing July 21, 2010 and continuing to bear an interest rate of LIBOR plus a margin of between 1.00% and 2.00% depending on availability (the “Existing Tranche”). The Amended Agreement also provides for a “LIBOR floor” of 1.50% applicable to any borrowings under the Extended Tranche that are subject to pricing based on adjusted LIBOR.
The Amended Agreement also revises certain other terms of the existing facility to reflect current market conditions and, except as noted above with respect to maturity and pricing, most of such amended terms apply to both the Existing Tranche and the Extended Tranche. The requirement under the Existing Agreement for Toys-Delaware to maintain a minimum excess availability of $125 million is amended under the Amended Agreement to require “capped” availability at all times (except during the holiday period discussed below) of no less than the greater of (x) $125 million and (y) 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period”, which runs from October 15 to December 15 each year starting in 2010, Toys-Delaware must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless Toys-Delaware has otherwise elected for the non-holiday thresholds to apply for such holiday period.
Other changes to the Existing Credit Agreement effected by the Amended Agreement include: (i) termination of the tranche A-1 “first in last out” facility; (ii) amending the accordion feature (which currently allows Toys-Delaware to use existing collateral to obtain up to $500 million of additional capacity) so that following July 21, 2010 the accordion size becomes equal to the difference between the total commitments (if less than $2 billion) and $2 billion; (iii) increasing the availability requirements with respect to cash dominion and certain covenants such as reporting and examinations/appraisals; and (iv) making the pro forma availability condition applicable for Toys-Delaware to make use of certain debt and investment baskets.
Similar to the Existing Agreement, the Amended Agreement (i) permits borrowings by the Canadian borrower up to a sublimit of $200 million, (ii) has a $400 million letter of credit sublimit, (iii) is secured by a first lien on substantially all assets (including inventory and receivables), (iv) determines availability pursuant to a borrowing base formula and (v) provides that if an event of default shall occur and be continuing, the commitments may be terminated and any principal amount outstanding, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.
The foregoing description of the Amended Agreement is qualified in its entirety by the Amended Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
On June 24, 2009, Toys-Delaware entered into the Amended Agreement, as more fully described in Item 1.01 of this report.

ITEM 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1
Amended and Restated Credit Agreement, dated as of June 24, 2009, by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.

Exhibit 99.1	Press Release of Toys “R” Us, Inc. dated June 24, 2009.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.

(Registrant)

Date: June 24, 2009	By:	/s/ F. Clay Creasey, Jr.

	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President — Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of June 24, 2009, by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.

Exhibit 99.1	Press Release of Toys “R” Us, Inc. dated June 24, 2009.